Exhibit 99.2

VeriChip Corporation Completes Sale of Xmark Corporation to Stanley
for $47.9 Million Cash

DELRAY BEACH, FL – July 18, 2008 –VeriChip Corporation (the “Company”) (NASDAQ: CHIP), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, today announced it has completed the sale of its wholly-owned Canadian subsidiary, Xmark Corporation (“Xmark”), to Stanley Canada Corporation, a wholly-owned subsidiary of The Stanley Works (“Stanley”) for $47.9 million in cash, which consists of the $45 million purchase price plus a balance sheet adjustment of $2.9 million.

Under the terms of the Stock Purchase Agreement between the Company and The Stanley Works, the Company will use the proceeds of the sale of Xmark to retire all of the Company’s outstanding debt. The Company expects to realize net proceeds, after retiring its outstanding debt, paying transaction related costs, and other contractual commitments, of approximately $24.8 million. Under the terms of the Stock Purchase Agreement, $4.5 million of the proceeds will be held in escrow for a period of 12 months. The Company intends to fund a special dividend to stockholders currently estimated to be at least $15 million.

Scott R. Silverman, departing Chairman and Chief Executive Officer of VeriChip, said, “We are pleased to have completed the sale of Xmark to The Stanley Works. We believe the transaction, which provided an excellent valuation for Xmark, was in the best interest of our stockholders. It will enable us to pay off all of our outstanding debt and issue a special cash dividend to our stockholders. Furthermore, the search for potential buyers of our VeriMed Health Link business continues. The Company looks forward to updating you on the possible sale of that business or the entire Company and any additional cash dividend that may be paid to stockholders.”

“I want to thank Bill Caragol, Dan Gunther, Mike Feder, the Board of Directors and the entire VeriChip team for their hard work and dedication,” continued Silverman. “It has been an honor to work with all of you. You have taught me a lot and I wish you all the best.”

As previously announced, Scott R. Silverman and the Company mutually agreed that at the closing of the transaction Mr. Silverman would no longer be an officer or director of the Company. William J. Caragol continues as the Company’s President and Chief Financial Officer. Joseph J. Grillo, President and Chief Executive Officer of Digital Angel Corporation (NASDAQ: DIGA), the Company’s 48% stockholder, has replaced Mr. Silverman as Chairman of the Company’s Board of Directors.

Commenting on the transaction and Mr. Silverman’s departure, Joseph J. Grillo, Chief Executive Officer of Digital Angel Corporation and new Chairman of VeriChip Corporation stated, “I share Scott’s views about the completion of the sale of the Xmark business. Not only does it benefit VeriChip’s stockholders but it also significantly strengthens Digital Angel’s balance sheet. I look forward to working with the current VeriChip Board. On behalf of both Boards and on behalf of all our stockholders, I want to thank Scott for his years of service to VeriChip, Applied Digital, Digital Angel and all related companies. His professionalism, tenacity and perseverance for 13 years exemplifies his dedication to the success of these businesses. We wish him the best of luck.”

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells RFID systems used to identify, locate and protect people and assets. In 2007 the Company began marketing its VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration.

For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Contact:
VeriChip Corporation

Allison Tomek
561-805-8044
atomek@verichipcorp.com

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers, and include, among other items, satisfaction of certain liabilities and associated Company costs, the expectation that the Company will realize net proceeds, the potential range per share of any available proceeds to distribute to stockholders, the intention to fund a cash dividend to stockholders, and statements about management’s expectations regarding the sale of Xmark. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, the continued availability of liquidity and capital resources required to complete these transactions, particularly in the event that such transactions require more time than management anticipates, our ability to successfully implement our business strategy; our expectation that we will incur losses, on a consolidated basis, for the foreseeable future; our reliance on third-party dealers to successfully market and sell our products; uncertainty as to whether a market for our VeriMed Health Link system will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems; and market acceptance of our VeriMed Health Link system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed Health Link system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it in fact occurs.

Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 28, 2008, as amended, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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